Exhibit 99.1.

Contact:
Flow Investor Relations
Geoffrey Buscher
253-813-3286
investors@flowcorp.com

FLOW INTERNATIONAL POSTPONES FILING OF ANNUAL REPORT ON FORM 10-K

Reaffirms Expectations for Fiscal Fourth Quarter 2013

Kent, WA - July 16, 2013 - Flow International Corporation (NASDAQ: FLOW), the world's leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, today announced that it will file a Form 12b-25 with the Securities and Exchange Commission to delay filing its Annual Report on Form 10-K for the fiscal year ended April 30, 2013.

Additional time is required by management to complete the preparation of the Company's financial statements and the ensuing audit procedures, primarily related to Flow's Brazilian operations, which represents less than 10% of the Company's overall business, in particular, that subsidiary's internal controls and income tax position.

Flow expects to file its Form 10-K within the 15 day extension period and hold a conference call thereafter to discuss the Company's financial results for the fourth quarter and full 2013 fiscal year.

Flow also reaffirmed its previously announced expectations for the 2013 fiscal fourth quarter. The Company expects revenues to be approximately $58 million and operating profit to approximate breakeven.

In addition, the Company noted that its process to evaluate strategic alternatives to enhance shareholder value, including, among other things, the potential sale of the Company or other transaction, remains ongoing. While there can be no assurance that this process will result in a transaction, Flow has entered into confidentiality agreements with a number of interested parties. The Company has not set a timetable for completion of the review process, and it does not intend to comment further regarding the review process unless and until a final decision is made or further disclosure is required by law.

About Flow International
Flow International Corporation is a global technology-based manufacturing company committed to providing a world class customer experience. The Company offers technological leadership and exceptional waterjet performance to a wide-ranging customer base, benefiting many cutting and surface preparation applications, delivering profitable waterjet solutions and dynamic business growth opportunities to our customers. For more information, visit www.flowwaterjet.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the Company's filings with the U.S. Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements regarding expected revenue and operating profit for the fourth quarter of fiscal 2013, the Company's expectation for timing of its year end filing on Form 10-K, and the process of evaluating strategic alternatives. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement. Readers are further cautioned that the expected revenue and profit numbers are preliminary only; the Company takes no obligation to update these until the filing of its Annual Report on Form 10-K.